Exhibit T3E.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MUZAK HOLDINGS LLC, et al.,[1]	)	Case No. 09-10422 (KJC)
)
Debtors.	)	Jointly Administered
) )

THIRD MODIFIED JOINT PLAN

OF REORGANIZATION OF MUZAK HOLDINGS LLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	KLEHR, HARRISON, HARVEY, BRANZBURG & ELLERS LLP

Edward O. Sassower	Domenic E. Pacitti
Joshua A. Sussberg	Michael W. Yurkewicz
Sarah H. Seewer	919 Market Street
601 Lexington Avenue	Wilmington, Delaware 19801-3062
New York, New York 10022	Telephone: (302) 426-1189
Telephone: (212) 446–4800	Facsimile: (302) 426-9193
Facsimile: (212) 446–4900

Attorneys for the Debtors and Debtors in Possession

Dated: January 11, 2010

[1]	The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are: Muzak Holdings LLC (3730); Muzak Holdings Finance Corp. (3728); Muzak LLC (3729); Background Music Broadcasters, Inc. (3014); Muzak Capital Corporation (2302); MLP Environmental Music, LLC (6098); Business Sound, Inc. (9525); BI Acquisition, LLC (6049); Muzak Finance Corp. (7963); Electro-Systems Corporation (6059); Audio Environments, Inc. (4111); Telephone Audio Productions, Inc. (4894); Vortex Sound Communications Company, Inc. (3711); Muzak Houston, Inc. (9984); and Music Incorporated (3710).

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		1
A.	Rules of Interpretation, Computation of Time and Governing Law	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE AND PRIORITY TAX CLAIMS		12
A.	Administrative Claims	12
B.	Priority Tax Claims	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		13
A.	Summary	13
B.	Classification and Treatment of Claims, Equity Interests and Intercompany Interests	14
C.	Intercompany Claims	17
D.	Special Provision Governing Unimpaired Claims	17
E.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims	17
F.	Discharge of Claims	17

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		17
A.	Presumed Acceptance of Plan	17
B.	Voting Classes	18
C.	Acceptance by Impaired Classes of Claims	18
D.	Presumed Rejection of Plan	18
E.	Cramdown	18
F.	Elimination of Voting Classes	18

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims	18
B.	Corporate Existence	18
C.	Vesting of Assets in the Reorganized Debtors	19
D.	Exit Facility	19
E.	New Senior Notes	19
F.	New Redeemable PIK Preferred Units	19
G.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	20
H.	New Common Units	20
I.	Director and Officer Liability Insurance	21
J.	Management and Director Incentive Programs	21
K.	Securities Registration Exemption and LLC Agreement	21
L.	Warrants	21
M.	LLC Agreement for New Common Units	21
N.	Release of Liens, Claims and Equity Interests	21
O.	Certificate of Incorporation and Bylaws	22
P.	Directors and Officers of Reorganized Muzak	22
Q.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes	22
R.	Cancellation of Notes and Equity Interests	22

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		23
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	23
B.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	24
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	24
D.	Contracts and Leases Entered Into After the Petition Date	25

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ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		25
A.	Distributions for Claims Allowed as of the Effective Date	25
B.	Distributions on Account of Claims Allowed After the Effective Date	25
C.	Delivery and Distributions and Undeliverable or Unclaimed Distributions	25
D.	Compliance with Tax Requirements/Allocations	28
E.	Timing and Calculation of Amounts to Be Distributed	28
F.	Setoffs	28
G.	Surrender of Canceled Instruments or Securities	29

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		29
A.	Resolution of Disputed Claims	29
B.	Disallowance of Claims	30
C.	Amendments to Claims	30

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		31
A.	Conditions Precedent to Confirmation	31
B.	Conditions Precedent to Consummation	31
C.	Waiver of Conditions	31
D.	Effect of Non Occurrence of Conditions to Consummation	31

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		32
A.	Compromise and Settlement	32
B.	Debtor Release	32
C.	Third Party Release	33
D.	Exculpation	34
E.	Preservation of Rights of Action	34
F.	Injunction	35

ARTICLE XI. BINDING NATURE OF PLAN		36

ARTICLE XII. RETENTION OF JURISDICTION		36

ARTICLE XIII. MISCELLANEOUS PROVISIONS		37
A.	Dissolution of Committee	37
B.	Payment of Statutory Fees	37
C.	Payment of Fees and Expenses of Indenture Trustees	37
D.	Return of Security Deposits	38
E.	Modification of Plan	38
F.	Revocation of Plan	38
G.	Successors and Assigns	38
H.	Payment of Fees and Expenses of Silver Point and the Ad Hoc Group of Senior Noteholders	38
I.	Reservation of Rights	38
J.	Further Assurances	39
K.	Service of Documents	39
L.	Entire Agreement	39
M.	Severability of Plan Provisions	39
N.	Exhibits	39
O.	Votes Solicited in Good Faith	40
P.	Conflicts	40
Q.	Filing of Additional Documents	40

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THIRD MODIFIED JOINT PLAN OF REORGANIZATION OF MUZAK HOLDINGS LLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Muzak Holdings LLC and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases, hereby respectfully propose the following joint plan of reorganization under chapter 11 of the Bankruptcy Code. Capitalized terms used but not defined herein shall have the meanings given to them in Article I.B.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,

GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, other than the rule specified in section 102(5) of the Bankruptcy Code; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

2. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of laws.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “Accrued Professional Compensation” means, at any given moment, all accrued, contingent and/or unpaid fees and expenses (including, without limitation, success fees and Allowed Professional Compensation) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise rendered allowable before the Confirmation Date by any Retained Professionals in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code for the Committee Members, that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not been previously paid regardless of whether a fee application has been Filed for any such amount. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Retained Professional’s fees or expenses or Committee Member’s expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

2. “Ad Hoc Group of Senior Noteholders” refers to Banc of America LLC, Canyon Capital Advisors LLC, Concordia Advisors LLC, Eaton Vance Management, Monarch Alternative Capital, L.P., Wayzata Recovery Fund, LLC and Wells Fargo Bank N.A. in their capacity as Holders of Senior Notes.

3. “Administrative Claim” means any Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code (excluding claims under section 503(b)(9) of the Bankruptcy Code), including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the business of the Debtors; (b) Allowed Professional Compensation; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

4. “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.

5. “Allowed” means, with respect to Claims: (a) any Claim, proof of which is timely Filed by the applicable Claims Bar Date (or which by the Bankruptcy Code or Final Order is not or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as of the Effective Date as not contingent, unliquidated or not disputed, and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clause (a) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been interposed before the Claims Objection Bar Date, or such an objection is so interposed and the Claim shall have been Allowed for distribution purposes only by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no Proof of Claim has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors or the Reorganized Debtors and without any further notice to or action, order or approval of the Bankruptcy Court.

6. “Allowed Professional Compensation” means all Accrued Professional Compensation allowed or awarded by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction.

7. “Avoidance Actions” means any and all claims and causes of action which any of the Debtors, the debtors in possession, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws, which Avoidance Action shall vest with the Reorganized Debtors on and after the Effective Date.

8. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

9. “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

10. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the District of Delaware pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the District of Delaware.

11. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

12. “Beneficial Holder Ballot” means those Ballots sent to Nominees holding Senior Notes, Senior Subordinated Notes and Discount Notes on behalf of Beneficial Holders as of the Record Date for the purpose of enabling Nominees to forward one to each Beneficial Holder for whom the Nominee is the record holder.

13. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14. “Cash” means the legal tender of the United States of America or the equivalent thereof.

15. “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

16. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

17. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

18. “Claims Bar Date” means, as applicable, (a) July 2, 2009, (b) the Governmental Bar Date or (c) as to a particular Claim or Claims, such other period of limitation as may be specifically fixed by this Plan or an order of the Bankruptcy Court for Filing such Claim or Claims, as such date may be from time to time extended by the Bankruptcy Court without further notice to parties in interest.

19. “Claims Objection Bar Date” means, for each Claim, the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to such Claims.

20. “Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

21. “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

22. “Commission” means the U.S. Securities and Exchange Commission.

23. “Committee” means the statutory committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Chapter 11 Cases on February 20, 2009, pursuant to section 1102 of the Bankruptcy Code, comprising the Committee Members as amended by the U.S. Trustee from time to time.

24. “Committee Members” means the members of the Committee, namely: (a) U.S. Bank National Association, as Indenture Trustee; (b) Wells Fargo Bank, N.A., as Indenture Trustee; (c) HSBC Bank USA, N.A., as Indenture Trustee; (d) Monarch Alternative Capital LP; (e) MFC Global Investment Management (U.S.) LLC; (f) Bronwen Mary DuKate; and (g) DISH Network LLC.

25. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.

26. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

27. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

28. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Plan Sponsors.

29. “Consummation” means the occurrence of the Effective Date.

30. “Cure Claim” means a Claim based upon a monetary default by any Debtor under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors under sections 365 or 1123 of the Bankruptcy Code.

31. “Debtor” means one of the Debtors, in its individual capacity as a debtor in these Chapter 11 Cases.

32. “Debtor Release” means the release given by the Debtors to the Debtor Releasees as set forth in Article X.B hereof.

33. “Debtor Releasees” means, collectively, (a) all current members (including ex officio members), officers and directors of the Debtors, their subsidiaries, the Plan Sponsors and ABRY Partners, Inc., in its capacity as shareholder and (b) all attorneys, financial advisors, accountants, investment bankers, investment advisors, actuaries, professionals and affiliates of the Debtors, their subsidiaries, the Plan Sponsors, ABRY Partners, Inc., in its capacity as shareholder and each of their respective predecessors and successors in interest, and all of their respective current members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates, each in their respective capacities as such.

34. “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases.

35. “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date, including, without limitation: (a) Directors & Officers’ Employment Practices Liability Insurance issued by American International Specialty Lines Insurance Company and expiring on July 1, 2010; and (b) Fiduciary Liability Insurance issued by American International Specialty Lines Insurance Company and expiring on July 1, 2010.

36. “Disclosure Statement” means the Disclosure Statement for the Second Modified Joint Plan of Reorganization of Muzak Holdings LLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, as

amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law

37. “Disclosure Statement Order” means that certain Order (A) Approving Debtors’ Second Modified Disclosure Statement; (B) Approving Solicitation and Notice Procedures; (C) Approving Voting and Tabulation Procedures; and (D) Establishing Confirmation Notice and Objection Procedures, entered by the Bankruptcy Court on November 2, 2009 [Docket No. 623], as the order may be amended from time to time.

38. “Discount Notes” means the 13% senior discount notes due March 15, 2010, issued by Muzak Holdings LLC and Muzak Holdings Finance Corporation pursuant to the Discount Notes Indenture.

39. “Discount Notes Claim” means any claim derived from or based on the Discount Notes Indenture.

40. “Discount Notes Indenture” means that certain indenture, dated as of March 18, 1999, among Muzak Holdings LLC and Muzak Holdings Finance Corporation, as issuers, and the Discount Notes Indenture Trustee.

41. “Discount Notes Indenture Trustee” means HSBC Bank USA, N.A. in its capacity as indenture trustee with respect to the Discount Notes.

42. “Disputed Claim” means, with respect to any Claim, any Claim that is not yet Allowed.

43. “Distributable Cash” means all Cash on hand as of the Effective Date and the Cash proceeds of loans available to be drawn under the Exit Facility on the Effective Date after the paying of or reserving for Cash payments required to be made under the Plan on the Initial Distribution Date plus a sufficient reserve for working capital needs of the Reorganized Debtors, as determined by the Reorganized Debtors and approved by the Plan Sponsors.

44. “Distribution Agent” means any Entity or Entities chosen by the Debtors, which Entities may include, without limitation, the Voting and Claims Agent and the Indenture Trustees (as to their respective Indentures) to make or to facilitate distributions required by the Plan.

45. “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions hereunder and shall be the Voting Deadline or such other date as designated in an order of the Bankruptcy Court.

46. “Effective Date” means the day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article IX.B hereof have been: (i) satisfied; or (ii) waived pursuant to Article IX.C hereof.

47. “Employee-Related Agreements” means those certain employee-related agreements set forth in the Plan Supplement.

48. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

49. “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in Muzak Holdings LLC or any of its Debtor affiliates, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately before the Effective Date; provided, however, that Equity Interest does not include any Intercompany Interest.

50. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

51. “Exchange Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, or any similar federal, state or local law.

52. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) the Committee; (e) Silver Point; (f) the Ad Hoc Group of Senior Noteholders; (g) the Indenture Trustees; and (h) all of the current and former members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals, agents, affiliates, fiduciaries and representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such).

53. “Exculpation” means the exculpation provision set forth in Article X.D hereof.

54. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

55. “Exit Facility” means the credit facility that may be entered into by the Reorganized Debtors on the Effective Date, which credit facility would be used to, among other things, satisfy the Secured Term Loan Claims in full in cash or, at the election of Silver Point-affiliated Holders of an Allowed Secured Term Loan Claim, by exchange of such Claim for a loan under the Exit Facility, on the Effective Date.

56. “Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.

57. “Fee Review Committee” means the committee established pursuant to the Order Establishing A Fee Review Committee and Approving Protocols Related Thereto entered on June 17, 2009 [Docket No. 346], to review and, if appropriate, issues statements relating to the fee applications of Retained Professionals.

58. “Fee Review Protocols” means the protocols approved by the Bankruptcy Court in the Order Establishing A Fee Review Committee and Approving Protocols Related Thereto, entered on June 17, 2009 [Docket No. 346].

59. “File” or “Filed” means file, filed or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

60. “Final Cash Collateral Order” means the Stipulated Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, and (iii) Modifying the Automatic Stay, entered by the Bankruptcy Court on March 12, 2009 [Docket No. 133], as modified by the Order Amending the Court’s Stipulated Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, and (iii) Modifying the Automatic Stay entered by the Bankruptcy Court on June 16, 2009 [Docket No. 343].

61. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

62. “General Unsecured Claim” means any unsecured Claim against any Debtor that is not a Priority Tax Claim, Administrative Claim, Fee Claim, Other Priority Claim, Intercompany Claim, Senior Notes Claim, Senior Subordinated Notes Claim or Discount Notes Claim.

63. “Governmental Bar Date” means August 10, 2009.

64. “Holder” means an Entity holding a Claim or an Equity Interest.

65. “Impaired” means any Claims in an Impaired Class.

66. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

67. “Indemnified Parties” means, collectively, the Debtors and each of their respective members (including ex officio members), officers, directors, employees and partners, each in their respective capacities as such and solely to the extent that each such party was serving in such capacity before the Effective Date.

68. “Indemnification Provision” means each of the indemnification provisions currently in place whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers and members’ respective Affiliates.

69. “Indenture Trustees” means the Senior Notes Indenture Trustee, the Senior Subordinated Notes Indenture Trustee, and the Discount Notes Indenture Trustee, collectively.

70. “Indentures” means the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the Discount Notes Indenture, collectively.

71. “Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than 15 days after the Effective Date, when distributions under the Plan shall commence; provided, however, that the distribution of New Common Units and the New Senior Notes shall be made on or within 3 days after the Effective Date.

72. “Intercompany Claim” means any Claim of a Debtor against another Debtor.

73. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor.

74. “License Agreements” means the agreements in place between Muzak LLC and the Licensees.

75. “LIBOR” means the current London Inter-Bank Offer Rate.

76. “Licensees” means the entities that comprise the Debtors’ nationwide affiliate network and that are included in the Plan Supplement.

77. “LLC Agreement” means the limited liability company agreement in the form filed as part of the Plan Supplement.

78. “Management and Director Incentive Program” means a post-Effective Date compensation program in which management and directors will participate and receive New Common Units, and/or options to purchase New Common Units and/or Cash, and the terms of which will be reflected in an agreement included in the Plan Supplement. Equity issued under the Management and Director Incentive Program shall dilute the New Common Units to be issued under the Plan.

79. “Master Ballots” means the master ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.

80. “New Board” means the initial board of directors of Reorganized Muzak.

81. “New Common Units” means the common units of equity in Reorganized Muzak to be authorized, issued or reserved on the Effective Date pursuant to the Plan, which shall constitute all of the direct or indirect equity of Reorganized Muzak, subject to dilution on account of the Management and Director Incentive Program and Warrants.

82. “New Redeemable PIK Preferred Units” means the preferred units in the face amount of $85 million to be issued by Reorganized Muzak on the Effective Date to Holders of Allowed Senior Notes Claims, with dividends accruing at 10% and increasing 1% per year (capped at 15%) with a 7 year maturity.

83. “New Senior Notes” means unsecured promissory notes in the face amount of $135 million to be issued by Muzak LLC on the Effective Date to Holders of Allowed Senior Notes Claims, with a 15% coupon (8.0% Cash pay, 7.0% PIK), a 4.5 year maturity and prepayable at par immediately with no change in control or call premium.

84. “Nominee” means those parties holding Senior Notes, Senior Subordinated Notes and Discount Notes on behalf of Beneficial Holders as of the Record Date, as identified by the Voting and Claims Agent through verification with The Depository Trust Company, who shall be entitled to receive Solicitation Packages for the purpose of forwarding one to each Beneficial Holder for whom the Nominee is the record holder.

85. “Notes Claims” means the Senior Notes Claims, Senior Sub Notes Claims and Discount Notes Claims, collectively.

86. “Ordinary Course Professionals Order” means that certain Order Authorizing the Debtors to Retain and Compensate Certain Professionals Utilized in the Ordinary Course of Business Nunc Pro Tunc to the Petition Date, entered by the Bankruptcy Court on March 12, 2009 [Docket No. 128], as the order may be amended from time to time.

87. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

88. “Other Secured Claim” means any secured Claim, other than a Prepetition Credit Agreement Claim.

89. “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring no later than 30 days after the Initial Distribution Date, and for the first six months thereafter, the first Business Day that is as soon as reasonably practicable occurring no later than 30 days after the immediately preceding Periodic Distribution Date. After six months thereafter, the Periodic Distribution Date will occur on the first Business Day that is as soon as reasonably practicable occurring approximately 60 days after the immediately preceding Periodic Distribution Date.

90. “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

91. “Petition Date” means February 10, 2009, the date on which the Debtors commenced the Chapter 11 Cases.

92. “PIK” means payment in kind.

93. “Plan” means this Third Modified Joint Plan of Reorganization of Muzak Holdings LLC and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated September 9, 2009, as amended, supplemented or modified from time to time, including, without limitation, the Plan Supplement, which is incorporated herein by reference.

94. “Plan Sponsors” means Silver Point, the Ad Hoc Group of Senior Noteholders, the Committee and/or their designees.

95. “Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, which documents shall be filed no later than 10 days before the Voting Deadline, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time in accordance with the terms hereof and the Bankruptcy Code and the Bankruptcy Rules, including, without limitation, the following documents: (a) the new organizational documents; (b) to the extent known, the identity and affiliation of the members of the New Board and the nature of any compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (c) the list of Executory Contracts and Unexpired Leases designated by the Debtors, with the consent of the Plan Sponsors, to be assumed on the Effective Date; (d) the Exit Facility; (e) the New Senior Notes; (f) the Employee-Related Agreements; (g) the LLC Agreement; (h) a certificate of designation for the New Redeemable PIK Preferred Units; (i) the Warrant Agreement; (j) the Management and Director Incentive Program; and (k) the Restructuring Transactions Notice; each of which shall be filed subject to the consent of the Plan Sponsors, which consent shall not be unreasonably withheld.

96. “Prepetition Administrative Agent” means The Bank of New York Mellon, in its capacity as such.

97. “Prepetition Credit Agreement” means that certain Credit Agreement dated as of April 25, 2005, as amended, between Muzak LLC, as borrower, each of the Debtors (except Electro-Systems Corporation), as guarantors, Bear Stearns & Co. Inc., as sole lead arranger and sole bookrunner, Bear Stearns Corporate Lending Inc., as original administrative and collateral agent, and the lenders from time to time parties thereto, including all other documents related thereto.

98. “Prepetition Lenders” means those lenders party to the Prepetition Credit Agreement from time to time.

99. “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

100. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

101. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

102. “Record Date” means the close of business on October 20, 2009.

103. “Release Opt-Out” means the item set forth in the Ballots, due by the Voting Deadline, pursuant to which Holders of Claims in the Voting Classes who do not otherwise vote to accept or reject the Plan may opt out of the Third Party Release set forth in Article X.C of the Plan.

104. “Releasing Parties” all Holders of Claims other than those Holders of Claims in Classes 3, 4, 5 or 6 who (a) vote to reject the Plan or (b) do not otherwise vote to accept or reject the Plan but who timely submit a Release Opt-Out indicating such Holder’s decision to not participate in the Third Party Release set forth in Article X.C of the Plan.

105. “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

106. “Reorganized Muzak” means Muzak Holdings LLC as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of substantially all assets or otherwise, on and after the Effective Date.

107. “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, restructuring, conversion, dissolution, transfer, liquidation, contribution of assets, or other transaction pursuant to which a Reorganized Debtor merges with or transfers substantially all of its assets and liabilities to a Reorganized Debtor or newly formed entity, prior to, on or after the Effective Date, as set forth in the Restructuring Transactions Notice.

108. “Restructuring Transactions Notice” means the notice contained in the Plan Supplement listing the relevant Restructuring Transactions, including the corporate structure of the Reorganized Debtors.

109. “Retained Professional” means any Entity: (a) employed in these Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered before the Effective Date, pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

110. “Schedules” mean, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

111. “Secondary Liability Claim” means any Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort or other obligation of another Debtor, including, without limitation, any Claim based on: (a) guaranties of collection, payment or performance; (b) indemnity bonds, obligations to indemnify or obligations to hold harmless; (c) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (d) vicarious liability; (e) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; or (f) any other joint or several liability that any Debtor may have in respect of any obligation of another Debtor that is the basis of a Claim.

112. “Secured Term Loan Claims” means any Claim derived from or based upon the Prepetition Credit Agreement, including, without limitation, the reasonable fees and expenses of the Prepetition Administrative Agent and its advisors (including, without limitation, the reasonable and documented fees and expenses of Bingham McCutchen LLP, Reed Smith, LLP and Morgan Joseph & Co., Inc.) up to the Effective Date, not previously paid by the Debtors.

113. “Securities Act” means the United States Securities Act of 1933, as amended.

114. “Securities Voting Agent” means Financial Balloting Group.

115. “Senior Notes” means the 10% senior notes due February 15, 2009, issued by Muzak LLC and Muzak Finance Corporation pursuant to the Senior Notes Indenture.

116. “Senior Notes Claim” means any Claim derived from or based upon the Senior Notes Indenture.

117. “Senior Notes Indenture” means that certain indenture dated as of May 20, 2003, among Muzak LLC and Muzak Finance Corporation as issuers and the Senior Notes Indenture Trustee.

118. “Senior Notes Indenture Trustee” means U.S. Bank National Association in its capacity as indenture trustee with respect to the Senior Notes.

119. “Senior Subordinated Notes” means the 9.875% senior subordinated notes due March 15, 2009, issued by Muzak LLC and Muzak Finance Corporation pursuant to the Senior Subordinated Notes Indenture.

120. “Senior Subordinated Notes Claim” means any Claim derived from or based upon the Senior Subordinated Notes Indentures.

121. “Senior Subordinated Notes Indenture” means that certain Indenture dated as of March 18, 1999, among Muzak LLC and Muzak Finance Corporation, as issuers, and the Senior Subordinated Notes Indenture Trustee.

122. “Senior Subordinated Notes Indenture Trustee” means Wells Fargo Bank, N.A. in its capacity as indenture trustee with respect to the Senior Subordinated Notes.

123. “Silver Point” means Silver Point Capital, L.P. and related funds.

124. “Third Party Release” means the release provision set forth in Article X.C hereof.

125. “Third Party Releasees” means, collectively, (a) Silver Point; (b) the Ad Hoc Group of Senior Noteholders; (c) the Committee and the Committee Members; (d) the Indenture Trustees; and (e) all of the respective current members (including ex officio members), officers, directors, employees, partners, attorneys, financial advisors, accountants, managed funds, investment bankers, investment advisors, actuaries, professionals and affiliates of the foregoing, each in their respective capacities as such; provided, however, that any of the foregoing that is a Holder of a Claim in Classes 3, 4, 5 or 6 and that either votes to reject the Plan or that does not otherwise vote to accept or reject the Plan but that timely submits a Release Opt-Out indicating such Holder’s decision to not participate in the Third Party Release set forth in Article X.C of the Plan shall not be considered a “Third Party Releasee.”

126. “Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that: (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to protection of human health, safety or the environment.

127. “U.S. Trustee” means the United States Trustee for the District of Delaware.

128. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

129. “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

130. “Unimpaired Class” means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

131. “Voting and Claims Agent” means Epiq Bankruptcy Solutions, LLC, in its capacity as notice, claims and balloting agent for the Debtors, pursuant to that certain Order Authorizing the Debtors to Employ and Retain Epiq Bankruptcy Solutions, LLC as Notice, Claims and Balloting Agent, entered by the Bankruptcy Court on February 12, 2009 [Docket No. 40].

132. “Voting Classes” means, collectively, Classes 4, 5 and 6.

133. “Voting Deadline” means December 7, 2009 at 5:00 p.m. prevailing Eastern Time for all Holders of Claims, which is the date and time by which all Ballots and Master Ballots, as applicable, must be received by the Voting and Claims Agent or the Securities Voting Agent, as applicable, in accordance with the Disclosure Statement Order, or such other date and time as may be established by the Bankruptcy Court with respect to any Voting Class.

134. “Warrants” means warrants to purchase fully-diluted New Common Units, as more fully set forth in the Warrant Agreement.

135. “Warrant Agreement” means that certain agreement setting forth the terms and conditions of the Warrants to be issued to Holders of Allowed Discount Notes Claims, including provisions permitting the cashless exercise of the Warrants and customary anti-dilution provisions other than as to dilution by the issuance of options, equity or equity-based grants in connection with the Reorganized Debtors’ Management and Director Equity Incentive Program, to be Filed as part of the Plan Supplement.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Each Holder of an Allowed Administrative Claim shall be paid the full unpaid amount of such Claim in Cash (a) on or as soon as reasonably practicable after the Effective Date, (b) if such Claim is Allowed after the Effective Date, on or as soon as reasonably practicable after the date such Claim is Allowed, or (c) upon such other terms as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and such Holder or otherwise upon an order of the Bankruptcy Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred by the Debtors in the ordinary course of business during the chapter 11 cases, other than those liabilities constituting or relating to commercial tort claims or patent, trademark or copyright infringement claims, shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents related to such transactions, and holders of claims related to such ordinary course liabilities are not required to File or serve any request for payment of such Administrative Claims.

1. Bar Date for Administrative Claims

Except as otherwise provided in this Article II.A hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims, including, without limitation, Holders of Claims for liabilities constituting or relating to commercial tort claims or patent, trademark or copyright infringement claims who assert that such claims constitute Administrative Claims, that do not File and serve such a request by the applicable Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or any Reorganized Debtors or their Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by the Bankruptcy Court and/or on motion of a party in interest approved by the Bankruptcy Court.

2. Professional Compensation and Reimbursement Claims

Retained Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court (including the Fee Review Committee) an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided that the Reorganized Debtors shall pay Retained Professionals or other Entities in the ordinary course of business for any work performed after the Confirmation Date; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 45 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Fee Claim; provided, however, that the Fee Review Protocols will continue in place until the Effective Date. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims; provided, however, that the Fee Review Protocols will continue as to fees incurred prior to Confirmation. Each Holder of an Allowed Fee Claim shall be paid by the Reorganized Debtors in Cash within five Business Days of entry of the order approving such Allowed Fee Claim.

B.	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such claim shall be paid in full in cash in accordance with the terms of any agreement between the Debtors and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

1. This Plan constitutes a separate chapter 11 plan of reorganization for each of the 15 Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims against a particular Debtor are placed in Classes for each of the Debtors (as designated by subclasses A through O for each of the 15 Debtors). A list of subclasses for each Class is attached hereto as Exhibit A. Class 8 consists of Equity Interests which relate only to the plan of reorganization for Muzak Holdings LLC. Neither Electro-Systems Corporation nor Muzak Holdings Finance Corporation issued or guaranteed the Senior Term Loan, the Senior Notes or the Senior Subordinated Notes; therefore neither Electro-Systems Corporation nor Muzak Holdings Finance Corporation have Classes 3, 4 or 5. Additionally, Electro-Systems did not guarantee the Discount Notes and, therefore, does not have a Class 6. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article II.

2. The Debtors reserve their rights to withdraw the chapter 11 plan of reorganization for each of the 15 Debtors and/or convert such Debtor’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code at any time before the Voting Deadline.

3. The categories of Claims, Equity Interests and Intercompany Interests listed below classify Claims, Equity Interests and Intercompany Interests for all purposes, including, without limitation, voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim, Equity Interest and Intercompany Interest to be classified in a particular Class only to the extent that the Claim, Equity Interest or Intercompany Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim, Equity Interest or Intercompany Interest qualifies within the description of such different Class. A Claim, Equity Interest or Intercompany Interest is in a particular Class only to the extent that any such Claim, Equity Interest or Intercompany Interest is Allowed in that Class and has not been paid or otherwise settled before the Effective Date.

4. Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept

Class	Claim	Status	Voting Rights
3	Secured Term Loan Claims	Unimpaired	Deemed to Accept
4	Senior Notes Claims	Impaired	Entitled to Vote
5	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
6	Discount Notes Claims	Impaired	Entitled to Vote
7	General Unsecured Claims	Unimpaired	Deemed to Accept
8	Equity Interests	Impaired	Deemed to Reject
9	Intercompany Interests	Unimpaired	Deemed to Accept

B.	Classification and Treatment of Claims, Equity Interests and Intercompany Interests

1. Class 1 – Other Priority Claims (Subclasses 1A through 1O)

(a)	Classification: Class 1 consists of the Other Priority Claims against the Debtors.

(b)	Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered. Except to the extent that a Holder of an Allowed Class 1 Claim has been paid by the Debtors before the Effective Date or otherwise agrees to different treatment, each Holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Allowed Class 1 Claim becomes Allowed and (iii) such other date as may be ordered by the Bankruptcy Court.

(c)	Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

2. Class 2 – Other Secured Claims (Subclasses 2A through 2O)

(a)	Classification: Class 2 consists of the Other Secured Claims against the Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Class 2 Claim has been paid by the applicable Debtor before the Effective Date, on or as soon as reasonably practicable after the Effective Date, Holders of Allowed Class 2 Claims shall receive one of the following treatments, in the sole discretion of the Debtors, in consultation with the Plan Sponsors, in full and final satisfaction of such Allowed Other Secured Claims: (i) the applicable Debtor or the Reorganized Debtors shall pay such Allowed Other Secured Claims in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the applicable Debtor or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim; or (iii) the applicable Debtor or the Reorganized Debtors shall otherwise treat any Allowed Other Secured Claim in any other manner such that the Claim shall be rendered Unimpaired.

(c)	Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

3. Class 3 – Secured Term Loan Claims (Subclasses 3A, 3C through 3I and 3K through 3O)

(a)	Classification: Class 3 consists of Secured Term Loan Claims against the Debtors.

(b)	Allowance: The Secured Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of $95,537,500, plus any other amounts due and owing as of the Effective Date to the Prepetition Lenders pursuant to the Final Cash Collateral Order.

(c)	Treatment: Each Holder of Allowed Class 3 Claims shall receive, in full and final satisfaction of such Allowed Class 3 Claim, payment in full in cash of its Allowed Class 3 Claim with proceeds of the Exit Facility; provided, that, on or before the Effective Date, Silver Point-affiliated Holders of Allowed Class 3 Claims shall be entitled to elect to exchange such Claims for loans under the Exit Facility as contemplated by the Exit Facility.

(d)	Voting: Class 3 is an Unimpaired Class, and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan.

4. Class 4 – Senior Notes Claims (Subclasses 4A, 4C through 4I and 4K through 4O)

(a)	Classification: Class 4 consists of Senior Notes Claims against the Debtors.

(b)	Allowance of Senior Notes Claims: The Senior Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $225,194,444.44, comprised of $220,000,000 in principal and $5,194,444.44 in prepetition interest.

(c)	Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 4 Claim shall receive, in full and final satisfaction of such Allowed Class 4 Claims, its Pro Rata share of (i) the New Senior Notes and (ii) the New Redeemable PIK Preferred Units.

(d)	Voting: Class 4 is an Impaired Class, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

5. Class 5 – Senior Subordinated Notes Claims (Subclasses 5A, 5C through 5I and 5K through 5O)

(a)	Classification: Class 5 consists of Senior Subordinated Notes Claims against the Debtors.

(b)	Allowance of Senior Subordinated Notes Claims: The Senior Subordinated Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $119,574,045.14, comprised of $115,000,000 in principal and $4,574,045.14 in prepetition interest.

(c)	Treatment: On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of such Allowed Class 5 Claims, its Pro Rata share of 100% of New Common Units of the Reorganized Debtors (subject to dilution for (i) up to 10% of New Common Units issued on account of the Management and Director Incentive Program and (ii) the Warrants).

(d)	Voting: Class 5 is an Impaired Class, and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

6. Class 6 – Discount Notes Claims (Subclasses 6A through 6I and 6K through 6O)

(a)	Classification: Class 6 consists of Discount Notes Claims against the Debtors.

(b)	Allowance: The Discount Notes Claims shall be Allowed and deemed to be Allowed Claims for principal and interest in the amount of $25,646,822.22, comprised of $24,245,000 in principal and $1,400,822.22 in prepetition interest.

(c)	Treatment: On or as soon as reasonable practicable after the Effective Date, each Holder of an Allowed Class 6 Claim shall receive, in full and final satisfaction of such Allowed Class 6 Claims, its Pro Rata share of Warrants for 7.5% of the fully-diluted New Common Units at market value based upon an enterprise value of $425 million with a term of five years, as more fully set forth in the Warrant Agreement.

(d)	Voting: Class 6 is an Impaired Class, and Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.

7. Class 7 – General Unsecured Claims (Subclasses 7A through 7O)

(a)	Classification: Class 7 consists of General Unsecured Claims against the Debtors.

(b)	Allowance of General Unsecured Claims: General Unsecured Claims shall be determined and Allowed in accordance with the procedures set forth in Articles VII and VIII below.

(c)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim has been paid by the Debtors before the Effective Date or agrees to alternate treatment, each Holder of an Allowed Class 7 Claim shall receive, in full and final satisfaction of such Allowed Class 7 Claim, payment in full in Cash, in an aggregate amount not to exceed $15,000,000, as follows:

(i)	Each Holder of a Class 7 Claim Allowed on or before the Effective Date shall receive payment of the Allowed Class 7 Claim on the Effective Date.

(ii)	Each Holder of a Class 7 Claim Allowed after the Effective Date shall receive payment on the first Periodic Distribution Date immediately following the date on which such Allowed Class 7 Claim is Allowed or deemed Allowed. Holders of Allowed Class 7 Claims whose Claims are Allowed within 180 days of the Effective Date shall receive payment no later than 185 days after the Effective Date. To the extent a Class 7 Claim is Allowed on the date that is 180 days after the Effective Date as a result of the Debtors’ not filing an objection to such Claim by that date, such Claim will be paid no later than 185 days after the Effective Date.

(d)	Voting: Class 7 is an Unimpaired Class, and the Holders of Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

8. Class 8 – Muzak Equity Interests

(a)	Classification: Class 8 consists of all Equity Interests.

(b)	Treatment: On the Effective Date, all Class 8 Equity Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 8 Equity Interests.

(c)	Voting: Class 8 is Impaired, and Holders of Class 8 Equity Interests are conclusively deemed to reject the Plan. Therefore, Holders of Class 8 Equity Interests are not entitled to vote to accept or reject the Plan.

9. Class 9– Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests in the Debtors.

(b)	Treatment: Subject to any Restructuring Transactions, Intercompany Interests shall be retained and the legal, equitable and contractual rights to which Holders of such Allowed Intercompany Interests are entitled shall remain unaltered.

(c)	Voting: Class 9 is an Unimpaired Class, and Holders of Class 9 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 9 Claims are not entitled to vote to accept or reject the Plan.

C.	Intercompany Claims

Notwithstanding anything herein to the contrary, all Intercompany Claims on the Effective Date or as soon thereafter as is reasonably practicable, will be eliminated or waived based on accounting entries in the Debtors’ or Reorganized Debtors’ books and records and other corporate activities by the Debtors or Reorganized Debtors with the consent of the Plan Sponsors, such consent to not be unreasonably withheld or delayed. No distribution will be made to holders of Intercompany Claims.

D.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

E.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, the Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any (1) Allowed Claim that is being reinstated under the Plan or (2) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by a Debtor (whether or not assigned to another Debtor or any other Entity) shall be reinstated.

F.	Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Equity Interests that are not expressly provided for and preserved herein shall be extinguished upon the Effective Date. Upon the Effective Date, the Debtors and all property dealt with herein shall be free and clear of all such claims and interests, including, without limitation, liens, security interests and any and all other encumbrances.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 7 and 9 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

B.	Voting Classes

Each Holder of an Allowed Claim as of the Record Date in each of the Voting Classes shall be entitled to vote to accept or reject the Plan.

C.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

D.	Presumed Rejection of Plan

Class 8 is Impaired and Holders of Class 8 Interests shall receive no distribution under the Plan and are, therefore, presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.	Cramdown

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code or that is deemed to reject the Plan. The Debtors reserve the right to modify the Plan in accordance with Article XIII.D hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

F.	Elimination of Voting Classes

Any Class of Claims that is not occupied by the Holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, or for which no votes are cast by the Holder an Allowed Claim or Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class to vote on the Plan) as of the commencement of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptances or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases and other benefits provided under the Plan, and as a result of arms’-length negotiations among the Debtors and the Plan Sponsors, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

B.	Corporate Existence

Each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, with all the powers of a corporation or limited liability company pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents in the case of a limited liability company) in effect prior to the Effective Date.

C.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document relating thereto, on or after the Effective Date, all property of each Estate (including, without limitation, Causes of Action) shall vest in each respective Reorganized Debtor, free and clear of all liens, Claims, charges or other encumbrances. Except as may be provided herein, on and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors shall pay the charges that they incur after the Effective Date for Retained Professionals’ and Indenture Trustees’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Retained Professionals’ fee applications) without application to the Bankruptcy Court.

D.	Exit Facility

One or more of the Reorganized Debtors will enter into the Exit Facility on the Effective Date. The commitment letter for the Exit Facility will be filed as part of the Plan Supplement. On the Effective Date, the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the Exit Facility.

E.	New Senior Notes

On the Effective Date or as soon as practicable thereafter, Muzak LLC shall issue the New Senior Notes, which shall be guaranteed by the Subsidiary Debtors and transferred to Holders of Allowed Senior Notes Claims as more fully specified in the Plan. The following summarizes certain additional terms of the New Senior Notes. The New Senior Notes shall be prepayable at par immediately with no change in control or call premium. Subject to customary and/or minor carve-outs, the governing documents for the New Senior Notes shall contain covenants similar to those contained in the Senior Notes Indenture with certain exceptions including, without limitation, limitations and/or prohibitions on (1) additional indebtedness (including no additional indebtedness other than permitted refinancings), (2) certain payments (including no cash dividends on capital stock), (3) certain asset sales, (4) liens and secured debt, (5) investments, (6) transactions with affiliates, (7) mergers and acquisitions, and (8) conduct of business. The governing documents for the New Senior Notes shall also include a supermajority (75%) voting requirement for waivers and consents.

F.	New Redeemable PIK Preferred Units

On the Effective Date or as soon as practicable thereafter, Muzak Holdings LLC shall issue the New Redeemable PIK Preferred Units, which shall be issued to Holders of Allowed Senior Notes Claims as more fully specified in the Plan. The following summarizes certain additional terms of the New Redeemable PIK Preferred Units. The New Redeemable PIK Preferred Units shall be prepayable at par immediately with no change in control or call premium but shall be subject to a liquidation preference equal to par plus accrued and unpaid or PIK dividends. The provisions in the LLC Agreement relating to the New Redeemable PIK Preferred Units shall include, without limitation, the following:

•	a supermajority (75%) voting requirement for waivers or consents;

•

covenants similar to those contained in the documents governing the New Senior Notes, with the following revisions: (1) 5.0x debt incurrence test (excluding refinancings); (2) no cash dividends on junior capital units; (3) change in control put on similar triggers as the existing Senior Notes (with the threshold requirements to be triggered by a sufficient change in either voting or economic interests), provided, however, that a change of control event shall not be triggered by reason of a merger of the Debtors with DMX in which no property other than common units are received or retained by the holders of New Common Units, and provided further that in connection with the any such DMX transaction, Silver Point will not sell any of the New Common Units distributed to it under the Plan;

•

remedies for events of default to include, without limitation, further tightening of restrictive covenants (including further prohibitions on restricted payments, additional indebtedness (other than indebtedness incurred to redeem the New Redeemable PIK Preferred Units)) and investments; provided, in the event of a payment default upon maturity of the New Redeemable PIK Preferred Units, (1) all voting rights shall transfer to the holders of the New Redeemable PIK Preferred Units to the maximum extent permitted by law (with the supermajority voting requirement (75%) set forth above remaining in effect), (2) non-Silver Point affiliated holders of New Redeemable PIK Preferred Units shall have the right to elect one additional representative to the Board of Directors of Reorganized Muzak, and (3) Reorganized Muzak shall have the ongoing obligation to redeemed the New Redeemable PIK Preferred Units to the extent of funds legally available therefor; and

•

other customary terms, including prohibitions on charter amendments that relate to the New Redeemable PIK Preferred Units provisions or that otherwise adversely affect the rights of the New Redeemable PIK Preferred Units, including, without limitation, authorization of senior or pari passu capital units, without the consent of a supermajority of the holders of New Redeemable PIK Preferred Units.

G.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the Debtors’ then current Cash balances, including Cash from operations and the proceeds of the Exit Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

H.	New Common Units

On the Effective Date, and pursuant to the terms set forth herein, Reorganized Muzak shall issue the New Common Units to Holders of Allowed Claims in Class 5. The New Common Units shall represent all of the equity interests in Reorganized Muzak as of the Effective Date. The New Common Units shall be subject to dilution on account of the Management and Director Incentive Program and the Warrants. The Reorganized Debtors shall not be obligated to list the New Common Units on a national securities exchange.

The New Common Units issued under the Plan are issued under Section 1145 of the Bankruptcy Code and will be freely tradable, subject to any applicable restrictions of the federal and state securities laws and subject to the LLC Agreement. All other New Common Units will be tradable only to the extent described under Article V.K hereof. All of the New Common Units issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

In connection with the distribution of New Common Units to current or former employees of the Debtors, the Reorganized Debtors may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Common Units and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

I.	Director and Officer Liability Insurance

The Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors hereunder as to which no Proof of Claim need be Filed.

J.	Management and Director Incentive Programs

The Management and Director Incentive Program will be implemented on and after the Effective Date and will be included in the Plan Supplement.

K.	Securities Registration Exemption and LLC Agreement

The New Common Units to be issued to Holders of Allowed Claims in Class 5 will be issued without registration under the Securities Act or any similar federal, state or local law in reliance upon the exemptions set forth in section 1145 of the Bankruptcy Code.

It is anticipated that awards under the Management and Director Incentive Program will be made without registration under the Securities Act or any similar federal, state or local law in reliance upon the exemption set forth in section 701 of the Securities Act or as a result of the issuance or grant of such equity award not constituting a “sale” under section 2(3) of the Securities Act. On the Effective Date, Reorganized Muzak and the Holders of Allowed Claims in Class 5 will enter into a LLC Agreement in the form set forth in the Plan Supplement.

L.	Warrants

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Muzak shall issue the Warrants to Holders of Allowed Claims in Class 6 pursuant to the terms set forth herein and the Warrant Agreement.

M.	LLC Agreement for New Common Units

On or after the Effective Date, Reorganized Muzak and the Holders of Allowed Claims in Class 5 shall execute and deliver the LLC Agreement. Each Holder of an Allowed Claim in Class 5 shall be required to execute and be bound by the LLC Agreement as a condition precedent to receiving its allocation of New Common Units. In the event that a Holder of an Allowed Claim in Class 5 fails to execute the LLC Agreement within 180 days of the Effective Date, the New Common Units that would otherwise be allocable to such Holder of an Allowed Senior Subordinated Notes Claim shall be cancelled and the Holder shall forfeit its right to receive the New Common Units. The LLC Agreement shall contain reasonable minority shareholder protections.

N.	Release of Liens, Claims and Equity Interests

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all liens, Claims, Equity Interests, mortgages, deeds of trust or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any Holder of such liens, Claims, Equity Interests, mortgages, deeds of trusts or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

O.	Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code or as otherwise required by, and in a form reasonably acceptable to, the Plan Sponsor. On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors shall file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated, which, as required by section 1123(a)(6) of the Bankruptcy Code, shall prohibit the issuance of non-voting securities. After the Effective Date, each Reorganized Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter and other constituent documents as permitted by the relevant state corporate law.

P.	Directors and Officers of Reorganized Muzak

The New Board shall consist of up to five directors, who shall be identified at or before the Confirmation Hearing, with Silver Point selecting three directors, the Ad Hoc Group of Senior Noteholders selecting one director and the then current Chief Executive Officer of Muzak serving as a director. Any directors elected pursuant to this section shall be entitled to serve on any and all committees formed by the New Board. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code. Existing officers and management will continue in their current positions, subject to the terms set forth in the Employee-Related Agreements to be included in the Plan Supplement.

Q.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The Debtors or the Reorganized Debtors, as applicable, may take all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto. The secretary and any assistant secretary of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Before, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect before, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the Exit Facility (and the providing of security therefor), the issuance of the New Senior Notes, the New Redeemable PIK Preferred Units and the New Common Units and the maintenance or creation of security as contemplated by the Exit Facility and Warrants.

R.	Cancellation of Notes and Equity Interests

On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates and other documents evidencing the Senior Notes, the Senior Subordinated Notes, the Discount Notes and the Equity Interests shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released and discharged. On the Effective Date, except to the extent otherwise provided herein, the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the Discount Notes Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released and discharged. Each Indenture shall continue in effect solely for the purposes of, as to each issuance, respectively: (1) allowing Holders of the Notes Claims to receive distributions under the Plan; and (2) allowing and preserving the rights of each respective Indenture Trustee to (a) make distributions in satisfaction of the applicable Notes Claims, (b) exercise its charging lien against such distributions and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions. Upon completion of all such Distributions, the Indentures shall terminate completely. From and after the Effective Date, the Indenture Trustees shall have no duties or obligations under the applicable Indentures, other than to make distributions.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

1. Assumption of Executory Contracts and Unexpired Leases

Except as otherwise set forth herein, each Executory Contract or Unexpired Lease shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease:

(a)	has been previously rejected by the Debtors by Final Order of the Bankruptcy Court;

(b)	has been rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date;

(c)	is the subject of a motion to reject pending as of the Effective Date;

(d)	is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement;

(e)	is otherwise rejected pursuant to the terms herein.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Debtors reserve the right to amend the schedule of Rejected Executory Contracts and Unexpired Leases at any time before the Effective Date with the consent of the Plan Sponsors.

2. Assumption of License Agreements

For the avoidance of doubt, the License Agreements shall be deemed automatically assumed on the Effective Date, and the Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumption pursuant to sections 365 and 1123 of the Bankruptcy Code. The Debtors will satisfy any monetary defaults under the License Agreements pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of any such cure amount in Cash on the Effective Date (or as soon as reasonably practicable thereafter) or on such other terms as the applicable Licensee may otherwise agree. All other provisions of the Plan relating to the assumption of Executory Contracts shall apply to the License Agreements. In addition, simultaneously with and as consideration for the assumption of the License Agreements (or, if applicable, the cure of any monetary defaults thereunder), all Claims of Licensees for amounts arising under the License Agreements shall be deemed resolved and expunged without any further action; provided, however, that the Reorganized Debtors shall reconcile, and to the extent deemed appropriate satisfy, any prepetition Claims of Licensees made in the ordinary course of business, whether such claims are asserted before or after the Effective Date.

3. Assumption of Indemnification Provisions

The Debtors shall assume all of the Indemnification Provisions in place on and before the Effective Date for Indemnified Parties for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.

4. Approval of Assumptions

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption of such Executory Contract or Unexpired Lease will be deemed to have consented to such assumption. Each Executory Contract and Unexpired Lease assumed pursuant to this section or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Effective Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

5. Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

B.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against any Debtor or any Reorganized Debtor or their Estates and property, and the Debtors or the Reorganized Debtors and their Estates and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.F hereof.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date (or as soon as reasonably practicable thereafter) or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. At least 10 days before the Confirmation Hearing, the Debtors shall serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, which will: (1) list the applicable cure amount, if any; (2) describe the procedures for filing objections thereto; and (3) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors shall file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assumed and the proposed cure amounts.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption or related cure amount must be filed, served and actually received by the Debtors at least five days before the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such matters. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Reorganized Debtors after consultation with the Plan Sponsors, may elect to reject such executory contract or unexpired lease in lieu of assuming it.

D.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed before the Effective Date on or as soon as practicable after the Initial Distribution Date.

B.	Distributions on Account of Claims Allowed After the Effective Date

1. Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties, distributions under the Plan on account of a Disputed Claim that becomes an Allowed Claim after the Effective Date shall be made on the first Periodic Distribution Date after the Disputed Claim becomes an Allowed Claim.

2. Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. In the event that there are Disputed Claims requiring adjudication and resolution, the Reorganized Debtors shall establish appropriate reserves for potential payment of such Claims.

C.	Delivery and Distributions and Undeliverable or Unclaimed Distributions

1. Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred 20 or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General

Except as otherwise provided herein, the Debtors or the Reorganized Debtors, as applicable, shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtors or the Reorganized Debtors, as applicable; and provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

All distributions to Holders of Secured Term Loan Claims shall be deemed completed when made to the Prepetition Administrative Agent.

All distributions to Holders of Notes Claims shall be governed by the applicable Indenture and shall be deemed completed when made to the applicable Indenture Trustee. Notwithstanding any provisions herein to the contrary, the Indentures shall continue in effect to the extent necessary to (a) allow the applicable Indenture Trustee to receive and make distributions pursuant to this Plan on account of the Notes Claims, (b) exercise its charging lien against such distributions and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

Each Indenture Trustee may effect any distribution to the applicable Holders of Notes Claims through the book-entry transfer facilities of The Depository Trust Company, which shall distribute the same to its participants in accordance with their respective holdings of Senior Notes, Senior Subordinated Notes or Discount Notes, as applicable, as of the Distribution Record Date.

3. Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. As a condition to serving as a Distribution Agent, a Distribution Agent must (a) affirm its obligation to facilitate the prompt distribution of any documents, (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required hereunder that are to be distributed by such Distribution Agent; provided, however, that each Indenture Trustee shall retain the right of setoff against the distributions required hereunder. The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions or consents. The Distribution Agents shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all reasonable fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

4. Minimum Distributions

Notwithstanding anything herein to the contrary, the Reorganized Debtors shall not be required to make distributions or payments of less than $10 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars. Whenever any payment or distribution of a fraction of a dollar or share of New Common Units under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Common Units (up or down), with half dollars and half units of New Common Units or less being rounded down.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim if: (a) the aggregate amount of all distributions authorized to be made from the Periodic Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Periodic Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $10, which shall be treated as an undeliverable distribution under Article VII.C.5 below.

5. Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If any distribution to a Holder of an Allowed Claim made in accordance herewith is returned to the Reorganized Debtors (or their Distribution Agent) as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors (or their Distribution Agent) are notified in writing of such Holder’s then current address, at which time all currently due missed distributions shall be made to such Holder on the next Periodic Distribution Date. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VII.C.5(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

No later than 90 days after the Effective Date, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of undeliverable distributions. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim becomes an Allowed Claim, that does not notify the Reorganized Debtors of such Holder’s then current address in accordance herewith within the latest of (i) 180 days after the Effective Date, (ii) 60 days after the attempted delivery of the undeliverable distribution or (iii) 180 days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, (i) any Cash or New Common Units held for distribution on account of Allowed Claims shall be redistributed to Holders of Allowed Claims in the applicable Class on the next Periodic Distribution Date and (ii) any Cash held for distribution to other creditors shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and become property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within 180 days after the issuance of such check. In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, no later than 180 days after the issuance of such checks, the Reorganized Debtors shall File with the Bankruptcy Court a list of the Holders of any un-negotiated checks. This list shall be maintained and updated periodically in the sole discretion of the Reorganized Debtors for as long as the Chapter 11 Cases stay open. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within 240 days after the date of mailing or other delivery of such check shall have its Claim for such un-negotiated check discharged and be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property. In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

(d)	Failure to Execute LLC Agreement

As set forth in Article V.K, each Holder of an Allowed Senior Subordinated Notes Claim shall be required to execute and be bound by the LLC Agreement as a condition precedent to receiving its allocation of New Common Units. In the event that a Holder of an Allowed Senior Subordinated Notes Claim fails to execute the LLC Agreement within 180 days of the Effective Date, the New Common Units that would otherwise be allocable to such Holder of an Allowed Senior Subordinated Notes Claim shall be cancelled and the Holder shall forfeit its right to receive the New Common Units.

D.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

E.	Timing and Calculation of Amounts to Be Distributed

On the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or on the next Periodic Distribution Date thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

F.	Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim except for distributions to Classes 3, 4 and 5. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

G.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a Notes Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article V.R hereto, except to the extent otherwise provided herein. Each Indenture Trustee may (but shall not be required to) request that registered Holders of the Senior Notes, Senior Subordinated Notes or Discount Notes, as applicable, surrender their notes for cancellation.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1. Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim. All settled claims approved before the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

2. Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors (in consultation with the Plan Sponsors), and after the Effective Date until the Claims Objection Bar Date, the Reorganized Debtors, shall have the exclusive authority to File objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; provided, however, this provision shall not apply to Fee Claims. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court. With respect to all Tort Claims, an objection is deemed to have been Filed timely, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim shall remain a Disputed Claim unless and until it becomes an Allowed Claim.

3. Claims Estimation

Before the Effective Date, the Debtors (in consultation with the Plan Sponsors), and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

4. Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Reorganized Debtors, and any Claim that has been amended may be adjusted thereon by the Reorganized Debtors, in both cases without a claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

5. Individual Claims in Class 3, 4, 5 and 6

Any proof of claim that is filed by a holder of a Class 3 Claim: (a) shall be deemed paid, satisfied or superseded by virtue of the treatment afforded on account of such Claim pursuant to Article III.B.3, which treatment shall be remitted to the Prepetition Administrative Agent and (b) will be expunged without the need for the filing of a claims objection and without any further notice to or action, order or approval of the Bankruptcy Court.

Any proof of claim that is filed by a holder of a note or notes constituting a Claim in Class 4, 5 or 6 and which is held through a Nominee: (a) shall be deemed paid, satisfied or superseded by virtue of the treatment afforded on account of such Claim pursuant to Article III.B.4, Article III.B.5 or Article III.B.6, as applicable, which treatment shall be remitted to the applicable Indenture Trustee and (b) will be expunged on the Claims Register by the Reorganized Debtors without a claims objection having to be Filed and without any future notice to or action, order or approval of the Bankruptcy Court.

6. Deadline to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

B.	Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtors or the Reorganized Debtors under section 542, 543, 550 or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be disallowed if (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (ii) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED FOR PURPOSES OF DISTRIBUTION OR ANY OTHER TREATMENT UNDER THE PLAN AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS, ON OR BEFORE THE DATE OF THE CONFIRMATION HEARING, SUCH LATE CLAIM HAS BEEN DEEMED TIMELY FILED BY A BANKRUPTCY COURT ORDER.

C.	Amendments to Claims

On or after the Effective Date, except as otherwise provided herein, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim Filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that all provisions, terms and conditions hereof are approved in the Confirmation Order.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1. The Plan and all Plan Supplement documents, including any amendments, modifications or supplements thereto, shall be reasonably acceptable to the Debtors and the Plan Sponsors.

2. The Confirmation Order shall have been entered and become a Final Order in a form and in substance reasonably satisfactory to the Debtors and the Plan Sponsors. The Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

3. All documents and agreements necessary to implement the Plan, including all Plan Supplement documents, shall have (a) been tendered for delivery and (b) been effected or executed. All conditions precedent all to such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

4. All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

5. The promissory notes assumed by Muzak LCC in connection with its acquisition of Electro Systems Corporation shall compromised and/or treated in a manner acceptable to the Debtors and the Plan Sponsors.

C.	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article IX.Cmay be waived by the Debtors with the consent of the Plan Sponsors without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

D.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Compromise and Settlement

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments hereunder are settled, compromised, terminated and released pursuant hereto.

The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (1) in the best interests of the Debtors, their estates and all Holders of Claims, (2) fair, equitable and reasonable, (3) made in good faith and (4) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019. In addition, the allowance, classification and treatment of Allowed Claims take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non-bankruptcy law, that may exist: (1) between the Debtors, on the one hand, and the Debtor Releasees, on the other; and (2) as between the Releasing Parties and the Third Party Releasees (to the extent set forth in the Third Party Release); and, as of the Effective Date, any and all such Causes of Action are settled, compromised and released pursuant hereto. The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant hereto.

In accordance with the provisions of this Plan, including Article VIII hereof, and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their respective sole and absolute discretion, compromise and settle Causes of Action against other Entities.

B.	Debtor Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, INCLUDING, WITHOUT LIMITATION, THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND THE SERVICES OF THE DEBTORS’ PRESENT OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS) AND ADVISORS, IN EACH CASE IN THEIR CAPACITY AS SUCH, IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, EACH OF THE DEBTORS PROVIDE A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR

ANY OF THEIR ESTATES, AND FURTHER INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) AGAINST A THIRD PARTY RELEASEE (OTHER THAN THE PREPETITION ADMINISTRATIVE AGENT, THE PREPETITION LENDERS, THE INDENTURE TRUSTEES AND EACH HOLDER OF THE NOTES CLAIMS, EACH IN THEIR CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE DEBTORS; (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; OR (3) WITH RESPECT TO THE DEBTORS’ CURRENT OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS), ARISING FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OR APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF MUZAK, REORGANIZED MUZAK, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (2) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (3) FAIR, EQUITABLE AND REASONABLE; (4) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (5) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES.

C.	Third Party Release

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY RELEASING PARTY: (1) AGAINST A THIRD PARTY RELEASEE (OTHER THAN THE PREPETITION ADMINISTRATIVE AGENT, THE PREPETITION LENDERS, EACH HOLDER OF THE NOTES CLAIMS, THE INDENTURE TRUSTEES AND ALL OF THE CURRENT MEMBERS (INCLUDING EX OFFICIO MEMBERS), OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, ATTORNEYS, FINANCIAL ADVISORS, ACCOUNTANTS, MANAGED FUNDS, INVESTMENT BANKERS, INVESTMENT ADVISORS, ACTUARIES, PROFESSIONALS, AGENTS, AFFILIATES FIDUCIARIES AND REPRESENTATIVES OF EACH OF THE FOREGOING ENTITIES, EACH IN THEIR RESPECTIVE CAPACITIES AS SUCH) ARISING FROM ANY CONTRACTUAL OBLIGATIONS OWED TO THE RELEASING PARTY; (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS; OR (3) WITH RESPECT TO THE DEBTORS’ PRESENT OFFICERS, DIRECTORS, MEMBERS (INCLUDING EX OFFICIO MEMBERS), ARISING FROM CLAIMS FOR FRAUD, GROSS NEGLIGENCE, WILLFUL

MISCONDUCT, CRIMINAL CONDUCT, VIOLATION OF FIDUCIARY DUTY, INCLUDING THE UNAUTHORIZED USE OF CONFIDENTIAL INFORMATION, THAT CAUSES DAMAGES OR FOR PERSONAL GAIN, TO (AND ONLY TO) THE EXTENT SUCH PERSONS ARE NOT EXCULPATED THEREFROM BY ANY PROVISION OR APPLICABLE LAW OR ANY CERTIFICATE OF INCORPORATION OR SIMILAR ORGANIZATIONAL DOCUMENT OF MUZAK, REORGANIZED MUZAK, ANY OTHER DEBTOR OR ANY OTHER REORGANIZED DEBTOR, OR ULTRA VIRES ACTS.

ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE THIRD PARTY RELEASEES, A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (2) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (3) FAIR, EQUITABLE AND REASONABLE; (4) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (5) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED BY THE THIRD PARTY RELEASE AGAINST ANY OF THE THIRD PARTY RELEASEES.

D.	Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Plan Supplement documents or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her or its duties pursuant to, or in connection with, the Plan; provided, still further, that the foregoing Exculpation shall not apply to any acts or omissions expressly set forth in and preserved by the Plan, the Plan Supplement or related documents.

E.	Preservation of Rights of Action

1. Maintenance of Causes of Action

Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in one or more of the Chapter 11 Cases.

2. Preservation of All Causes of Action Not Expressly Settled or Released

Unless a claim or Cause of Action against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such claim or Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, claims and Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order,

except where such claims or Causes of Action have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the Debtor Release contained in Article X.B hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

F.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (A) HAVE BEEN RELEASED PURSUANT TO ARTICLE X.B HEREOF; (B) HAVE BEEN RELEASED PURSUANT TO ARTICLE X.C HEREOF; (C) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE III.F HEREOF; OR (D) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE X.D (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN ARTICLE X.D) ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (3) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING AN INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (INCLUDING THE REORGANIZED DEBTORS) (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN.

ARTICLE XI.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS AND INTERCOMPANY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan; provided, however, that any dispute arising under or in connection with the Exit Facility, the New Senior Notes indenture and the Warrant Agreement shall be dealt with in accordance with the provisions of the applicable document;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

11. enforce Article X.A, Article X.B, Article X.C, Article X.D, and Article X.E hereof;

12. enforce the injunction set forth in Article X.F hereof;

13. resolve any cases, controversies, suits or disputes with respect to the Debtor Release, the Third Party Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

14. enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the Exit Facility, the New Senior Notes indenture, the New Redeemable PIK Preferred Units, the LLC Agreement and the Warrant Agreement shall be dealt with in accordance with the provisions of the applicable document; and

16. enter an order concluding the Chapter 11 Cases.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of Committee

Upon the occurrence of the Effective Date, the Committee shall be deemed to be dissolved with respect to the Debtors and its respective members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases; provided, however, that the Committee and its Retained Professionals shall be retained with respect to (1) applications Filed pursuant to sections 330 and 331 of the Bankruptcy Code, (2) motions, appeals or other litigation seeking the enforcement of the provisions of the Plan and the transactions contemplated hereunder or the Confirmation Order and (3) pending appeals and adversary proceedings.

B.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date shall be paid before the closing of the Chapter 11 Cases when due or as soon thereafter as practicable.

C.	Payment of Fees and Expenses of Indenture Trustees

On the Effective Date (and, thereafter, upon request by any Indenture Trustees with respect to fees and expenses, including counsel fees, of such Indenture Trustee relating to post-Effective Date service under the Plan), the Reorganized Debtors shall pay in full in Cash all outstanding reasonable and documented fees and expenses of the Indenture Trustees and their respective counsel and indemnification claim amounts, if any.

D.	Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date, including security deposits provided pursuant to the Final Order Determining Adequate Assurance of Payment for Future Utility Services entered on March 12, 2009 [Docket No. 126], shall be returned to the Reorganized Debtors within 20 days after the Effective Date, without deduction or offset of any kind except as permitted under the aforementioned order.

E.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in the Plan: (a) the Debtors reserve the right, in consultation with the Plan Sponsors, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.	Revocation of Plan

The Debtors, in consultation with the Plan Sponsors, reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors, in consultation with the Plan Sponsors, revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

G.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

H.	Payment of Fees and Expenses of Silver Point and the Ad Hoc Group of Senior Noteholders

Muzak shall promptly pay in Cash in full reasonable and documented professional fees and expenses incurred by (i) Silver Point that are payable in accordance with the terms of applicable engagement letters or arrangements; (ii) the Ad Hoc Group of Senior Noteholders in accordance with the terms of applicable engagement letters; and (iii) the Prepetition Administrative Agent that are (x) payable in accordance with the Cash Collateral Order and (y) incurred in connection with distributions under the Plan and in accordance with the terms hereof.

I.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or Plan Sponsors with respect to the Holders of Claims or Equity Interests before the Effective Date.

J.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

K.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Muzak LLC

3318 Lakemont Boulevard

Fort Mill, South Carolina 29708

Attn: R. Dodd Haynes

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Edward O. Sassower and Joshua A. Sussberg

L.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have been merged and integrated into the Plan.

M.	Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted, provided that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors and the Plan Sponsors; provided, further, that the Debtors and the Plan Sponsors (as applicable) may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing. Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

N.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel or the Notice and Claims Agent’s web site at http://chapter11.epiqsystems.com/muzak. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

O.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors and the Plan Sponsors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and the Plan Sponsors and their respective affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code and therefore will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan.

P.	Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

Q.	Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents (which documents shall be in form and substance satisfactory to the Plan Sponsors) that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

Dated: January 11, 2010

Respectfully submitted,

MUZAK HOLDINGS LLC

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUZAK HOLDINGS FINANCE CORP.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUZAK LLC

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

BACKGROUND MUSIC BROADCASTERS, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUZAK CAPITAL CORPORATION

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MLP ENVIRONMENTAL MUSIC, LLC

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

BUSINESS, SOUND, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

BI ACQUISITION, LLC

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUZAK FINANCE CORP.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

ELECTRO-SYSTEMS CORPORATION

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

AUDIO ENVIRONMENTS, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

TELEPHONE AUDIO PRODUCTIONS, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

VORTEX SOUND COMMUNICATIONS COMPANY, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUZAK HOUSTON, INC.

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

MUSIC INCORPORATED

By:	/s/ Stephen Villa
Title:	Chief Executive Officer

Exhibit A

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

Debtor	Class	Claim	Status	Voting Rights
Muzak Holdings LLC	1A	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak Holdings LLC	2A	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak Holdings LLC	3A	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Muzak Holdings LLC	4A	Senior Notes Claims	Impaired	Entitled to Vote
Muzak Holdings LLC	5A	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Muzak Holdings LLC	6A	Discount Notes Claims	Impaired	Entitled to Vote
Muzak Holdings LLC	7A	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak Holdings LLC	8	Equity Interests	Impaired	Deemed to Reject
Muzak Holdings LLC	9A	Intercompany Interests	Unimpaired	Deemed to Accept
Muzak Holdings Finance Corp.	1B	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak Holdings Finance Corp.	2B	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak Holdings Finance Corp.	6B	Discount Notes Claims	Impaired	Entitled to Vote
Muzak Holdings Finance Corp.	7B	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak Holdings Finance Corp.	9B	Intercompany Interests	Unimpaired	Deemed to Accept
Muzak LLC	1C	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak LLC	2C	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak LLC	3C	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Muzak LLC	4C	Senior Notes Claims	Impaired	Entitled to Vote
Muzak LLC	5C	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Muzak LLC	6C	Discount Notes Claims	Impaired	Entitled to Vote
Muzak LLC	7C	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak LLC	9C	Intercompany Interests	Unimpaired	Deemed to Accept
Background Music Broadcasters, Inc.	1D	Other Priority Claims	Unimpaired	Deemed to Accept
Background Music Broadcasters, Inc.	2D	Other Secured Claims	Unimpaired	Deemed to Accept
Background Music Broadcasters, Inc.	3D	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Background Music Broadcasters, Inc.	4D	Senior Notes Claims	Impaired	Entitled to Vote
Background Music Broadcasters, Inc.	5D	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Background Music Broadcasters, Inc.	6D	Discount Notes Claims	Impaired	Entitled to Vote
Background Music Broadcasters, Inc.	7D	General Unsecured Claims	Unimpaired	Deemed to Accept
Background Music Broadcasters, Inc.	9D	Intercompany Interests	Unimpaired	Deemed to Accept
Muzak Capital Corporation	1E	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak Capital Corporation	2E	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak Capital Corporation	3E	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Muzak Capital Corporation	4E	Senior Notes Claims	Impaired	Entitled to Vote
Muzak Capital Corporation	5E	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Muzak Capital Corporation	6E	Discount Notes Claims	Impaired	Entitled to Vote
Muzak Capital Corporation	7E	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak Capital Corporation	9E	Intercompany Interests	Unimpaired	Deemed to Accept
MLP Environmental Music, LLC	1F	Other Priority Claims	Unimpaired	Deemed to Accept
MLP Environmental Music, LLC	2F	Other Secured Claims	Unimpaired	Deemed to Accept
MLP Environmental Music, LLC	3F	Secured Term Loan Claims	Unimpaired	Deemed to Accept
MLP Environmental Music, LLC	4F	Senior Notes Claims	Impaired	Entitled to Vote
MLP Environmental Music, LLC	5F	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
MLP Environmental Music, LLC	6F	Discount Notes Claims	Impaired	Entitled to Vote
MLP Environmental Music, LLC	7F	General Unsecured Claims	Unimpaired	Deemed to Accept
MLP Environmental Music, LLC	9F	Intercompany Interests	Unimpaired	Deemed to Accept
Business Sound, Inc.	1G	Other Priority Claims	Unimpaired	Deemed to Accept
Business Sound, Inc.	2G	Other Secured Claims	Unimpaired	Deemed to Accept
Business Sound, Inc.	3G	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Business Sound, Inc.	4G	Senior Notes Claims	Impaired	Entitled to Vote
Business Sound, Inc.	5G	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Business Sound, Inc.	6G	Discount Notes Claims	Impaired	Entitled to Vote
Business Sound, Inc.	7G	General Unsecured Claims	Unimpaired	Deemed to Accept
Business Sound, Inc.	9G	Intercompany Interests	Unimpaired	Deemed to Accept
BI Acquisition, LLC	1H	Other Priority Claims	Unimpaired	Deemed to Accept

Debtor	Class	Claim	Status	Voting Rights
BI Acquisition, LLC	2H	Other Secured Claims	Unimpaired	Deemed to Accept
BI Acquisition, LLC	3H	Secured Term Loan Claims	Unimpaired	Deemed to Accept
BI Acquisition, LLC	4H	Senior Notes Claims	Impaired	Entitled to Vote
BI Acquisition, LLC	5H	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
BI Acquisition, LLC	6H	Discount Notes Claims	Impaired	Entitled to Vote
BI Acquisition, LLC	7H	General Unsecured Claims	Unimpaired	Deemed to Accept
BI Acquisition, LLC	9H	Intercompany Interests	Unimpaired	Deemed to Accept
Muzak Finance Corp.	1I	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak Finance Corp.	2I	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak Finance Corp.	3I	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Muzak Finance Corp.	4I	Senior Notes Claims	Impaired	Entitled to Vote
Muzak Finance Corp.	5I	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Muzak Finance Corp.	6I	Discount Notes Claims	Impaired	Entitled to Vote
Muzak Finance Corp.	7I	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak Finance Corp.	9I	Intercompany Interests	Unimpaired	Deemed to Accept
Electro-Systems Corporation	1J	Other Priority Claims	Unimpaired	Deemed to Accept
Electro-Systems Corporation	2J	Other Secured Claims	Unimpaired	Deemed to Accept
Electro-Systems Corporation	7J	General Unsecured Claims	Unimpaired	Deemed to Accept
Electro-Systems Corporation	9J	Intercompany Interests	Unimpaired	Deemed to Accept
Audio Environments, Inc.	1K	Other Priority Claims	Unimpaired	Deemed to Accept
Audio Environments, Inc.	2K	Other Secured Claims	Unimpaired	Deemed to Accept
Audio Environments, Inc.	3K	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Audio Environments, Inc.	4K	Senior Notes Claims	Impaired	Entitled to Vote
Audio Environments, Inc.	5K	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Audio Environments, Inc.	6K	Discount Notes Claims	Impaired	Entitled to Vote
Audio Environments, Inc.	7K	General Unsecured Claims	Unimpaired	Deemed to Accept
Audio Environments, Inc.	9K	Intercompany Interests	Unimpaired	Deemed to Accept
Telephone Audio Productions, Inc.	1L	Other Priority Claims	Unimpaired	Deemed to Accept
Telephone Audio Productions, Inc.	2L	Other Secured Claims	Unimpaired	Deemed to Accept
Telephone Audio Productions, Inc.	3L	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Telephone Audio Productions, Inc.	4L	Senior Notes Claims	Impaired	Entitled to Vote
Telephone Audio Productions, Inc.	5L	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Telephone Audio Productions, Inc.	6L	Discount Notes Claims	Impaired	Entitled to Vote
Telephone Audio Productions, Inc.	7L	General Unsecured Claims	Unimpaired	Deemed to Accept
Telephone Audio Productions, Inc.	9L	Intercompany Interests	Unimpaired	Deemed to Accept
Vortex Sound Communications Company, Inc.	1M	Other Priority Claims	Unimpaired	Deemed to Accept
Vortex Sound Communications Company, Inc.	2M	Other Secured Claims	Unimpaired	Deemed to Accept
Vortex Sound Communications Company, Inc.	3M	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Vortex Sound Communications Company, Inc.	4M	Senior Notes Claims	Impaired	Entitled to Vote
Vortex Sound Communications Company, Inc.	5M	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Vortex Sound Communications Company, Inc.	6M	Discount Notes Claims	Impaired	Entitled to Vote
Vortex Sound Communications Company, Inc.	7M	General Unsecured Claims	Unimpaired	Deemed to Accept
Vortex Sound Communications Company, Inc.	9M	Intercompany Interests	Unimpaired	Deemed to Accept
Muzak Houston, Inc.	1N	Other Priority Claims	Unimpaired	Deemed to Accept
Muzak Houston, Inc.	2N	Other Secured Claims	Unimpaired	Deemed to Accept
Muzak Houston, Inc.	3N	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Muzak Houston, Inc.	4N	Senior Notes Claims	Impaired	Entitled to Vote
Muzak Houston, Inc.	5N	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Muzak Houston, Inc.	6N	Discount Notes Claims	Impaired	Entitled to Vote
Muzak Houston, Inc.	7N	General Unsecured Claims	Unimpaired	Deemed to Accept
Muzak Houston, Inc.	9N	Intercompany Interests	Unimpaired	Deemed to Accept
Music Incorporated	1O	Other Priority Claims	Unimpaired	Deemed to Accept
Music Incorporated	2O	Other Secured Claims	Unimpaired	Deemed to Accept

Debtor	Class	Claim	Status	Voting Rights
Music Incorporated	3O	Secured Term Loan Claims	Unimpaired	Deemed to Accept
Music Incorporated	4O	Senior Notes Claims	Impaired	Entitled to Vote
Music Incorporated	5O	Senior Subordinated Notes Claims	Impaired	Entitled to Vote
Music Incorporated	6O	Discount Notes Claims	Impaired	Entitled to Vote
Music Incorporated	7O	General Unsecured Claims	Unimpaired	Deemed to Accept
Music Incorporated	9O	Intercompany Interests	Unimpaired	Deemed to Accept